UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 1, 2022

CRESTWOOD EQUITY PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-34664	43-1918951
(State of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

811 Main Street

Suite 3400

Houston, Texas 77002

(Address of principal executive office) (Zip Code)

(832) 519-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common units representing limited partner interests	CEQP	New York Stock Exchange
Preferred units representing limited partner interests	CEQP-P	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2022, N. John Lancaster, Jr. and John Jacobi were nominated to serve on the board of directors (the “Board”) of Crestwood Equity GP, LLC, the general partner (the “General Partner”) of Crestwood Equity Partners LP (the “Company”) pursuant to that certain Director Nomination Agreement (the “Nomination Agreement”), dated as of February 1, 2022, by and among the Company, the General Partner and Oasis Petroleum, Inc. (“Oasis”). On July 1, 2022, in connection with the effectiveness of the merger of Oasis and Whiting Petroleum Corporation (“Whiting Petroleum”), Messrs. Lancaster and Jacobi resigned from the Board effective immediately and in accordance with the terms of the Nomination Agreement. As previously disclosed by the Company, Oasis will continue to have the right to nominate two directors to the Board pursuant to the Nomination Agreement, subject to meeting ongoing minimum ownership levels.

Oasis notified the Company that, pursuant to its rights under the Nomination Agreement, it nominates Samantha F. Holroyd and Paul J. Korus to fill the vacancies created by the resignation of Messrs. Lancaster and Jacobi. The Company intends to appoint Mr. Korus and Ms. Holroyd, as a designee of Oasis, to serve as a Class II and Class III director of the Board, respectively, upon completion of all actions necessary to effect the appointments, including, among other things, the approval by the members of the Board in accordance with the Sixth Amended and Restated Agreement of Limited Partnership of the Company and the Second Amended and Restated Limited Liability Company Agreement of the General Partner, as applicable.

Samantha F. Holroyd, 53, is a board member of Chord Energy Corporation (NASDAQ: CHRD, “Chord Energy”), the recently renamed merged entity of Oasis and Whiting Petroleum, and serves on the Audit and Reserves Committee and Environmental, Social and Governance Committee of Chord Energy. She was previously a member of the Board of Oasis, serving as the Chair of the Nominating, Environmental, Social & Governance Committee and as a member of Audit & Reserves Committee. Ms. Holroyd also served as Oasis’s Lead Independent Director from late 2020 to early 2021. Previously, Ms. Holroyd served as an independent board member for Gulfport Energy from 2020 to 2021. She has served as an independent advisor to the energy industry since 2020 through Golden Advisory Services, LLC, a consulting firm, and began serving on the Board of Directors for Amerant Bancorp Inc. (NASDAQ: AMTB, “Amerant”) in 2022. At Amerant, Ms. Holroyd serves on the Risk Committee, Nominating & Governance Committee and the Compensation Committee. She holds a Bachelor of Science degree in Petroleum Engineering from the Colorado School of Mines, holds FINRA Certifications (Series 79 and Series 63), and is a Registered Professional Engineer in the State of Texas. She also is a Certified Corporate Director by the National Association of Corporate Directors (NACD) and is NACD Certified in ESG.

Paul J. Korus, 65, is a board member of Chord Energy and serves on its Audit and Reserves Committee and the Environmental, Social and Governance Committee. He was formerly a director of Whiting Petroleum since 2020. Mr. Korus served as Chair of Whiting Petroleum’s Audit Committee and as a member of Whiting Petroleum’s Nominating and Governance Committee. Mr. Korus has more than 35 years of oil and gas industry experience and brings strong financial and accounting expertise. He began his oil and gas career in 1982 with Apache Corporation, where he held positions in corporate planning, information technology and investor relations. From 1999 to 2002, Mr. Korus was the Senior Vice President, Chief Financial Officer of Key Production Company. He held the same positions with Cimarex Energy Co. from 2002 until his retirement in 2015. Mr. Korus holds a Bachelor of Science degree in Economics and a Master of Science degree in Accounting from the University of North Dakota.

The Board is evaluating whether, but expects to conclude, Ms. Holroyd and Mr. Korus each satisfy the independence requirements of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. Ms. Holroyd and Mr. Korus are expected to be compensated in accordance with the Company’s compensation policy for non-employee directors as described in the Company’s Definitive Proxy Statement on Schedule 14A filed with the United States Securities and Exchange Commission on March 31, 2022. Other than with respect to the Nomination Agreement, there are no arrangements or understandings between Ms. Holroyd and Mr. Korus and any other person pursuant to which Ms. Holroyd or Mr. Korus are expected to be appointed to the Board, and there are no relationships between Ms. Holroyd and Mr. Korus, on the one hand, and the Company, on the other hand, that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Pursuant to the Sixth Amended and Restated Agreement of Limited Partnership of the Company, Ms. Holroyd and Mr. Korus, once appointed to the Board, will be fully indemnified for actions associated with being a director to the extent permitted under the Delaware Revised Uniform Limited Partnership Act. Ms. Holroyd and Mr. Korus are each also expected to enter into an indemnification agreement with the Company pursuant to which, among other things, the Company will indemnify the new directors for actions associated with being a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESTWOOD EQUITY PARTNERS LP

Date: July 8, 2022	By:	/s/ Robert T. Halpin
	Name:	Robert T. Halpin
	Title:	President and Chief Financial Officer